Exhibit 99.1

FLEETWOOD ENTERPRISES ANNOUNCES MANAGEMENT TRANSITION;

CFO BOYD PLOWMAN TO RETIRE AFTER ALMOST 30 YEARS WITH COMPANY

-- Andrew Griffiths, Current Senior Vice President and Chief Accounting Officer,

Will Assume CFO Position --

Riverside, Calif., August 13, 2008 — As part of a planned management transition, Fleetwood Enterprises, Inc. (NYSE: FLE) announced today that Boyd R. Plowman, 65, executive vice president and chief financial officer, plans to retire effective September 9, 2008, following a career of nearly 30 years with the Company. He will be retained by Fleetwood on a consulting basis for at least 12 months and is expected to remain actively involved in near-term capital markets activities, while also pursuing other interests.

Andrew M. Griffiths, 42, senior vice president and chief accounting officer, will succeed Plowman as chief financial officer on September 9, 2008.

Plowman, a certified public accountant with experience at two Big 4 firms, joined Fleetwood in 1969 as assistant controller and served in many senior financial and general management positions throughout his career. His positions at Fleetwood also included controller, treasurer, and financial vice president before being promoted to chief financial officer in 1973, and senior vice president and chief financial officer in 1977. He also served as the first chief executive officer of Fleetwood Credit Corp. from 1985 to 1987, at which time he left the Company to co-found a venture capital firm. In January 1990, Plowman joined Lee & Associates/Inland Empire, a commercial real estate firm, as president.

Plowman rejoined Fleetwood in 1997 as vice president-retail housing, as well as the senior vice president and chief financial officer of its subsidiary, Fleetwood Retail Corp. He was appointed senior vice president and chief financial officer of Fleetwood Enterprises, Inc. for the second time in October 2000. In December 2001, he was promoted to executive vice president.

Griffiths joined Fleetwood as vice president-controller in February 2004, after more than 16 years of international public accounting experience. He was promoted to senior vice president and chief accounting officer in April 2006. His prior positions included managing director for PricewaterhouseCoopers in Los Angeles, and, earlier, partner in charge of the Orange County, California, audit practice for Arthur Andersen. While with Andersen, Griffiths served as engagement partner on the Fleetwood audit. Griffiths is a certified public accountant and received his bachelor’s degree with honors in accounting and finance from Newcastle University in the United Kingdom.

“Boyd has made countless contributions to the operational and financial well-being of Fleetwood,” said Elden L. Smith, president and chief executive officer. “During his Fleetwood career, he has helped guide the Company through some of its best and some of its most challenging years. Boyd’s contributions to our financial strategies and planning have been invaluable, and we are fortunate that we will continue to have the benefit of his counsel.

“Andy and Boyd have worked closely together for the last four years, and this move has been anticipated in our succession plan for quite some time. Andy’s experience has made him a very capable and valuable member of our executive management team, and I expect the transition to be smooth and virtually seamless,” Smith concluded.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings.

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